Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan and 2024 Equity Incentive Plan of Palvella Therapeutics, Inc. of our report dated March 29, 2024 (except Note 14, as to which the date is August 9, 2024), with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. incorporated by reference in the Form 8-K of Palvella Therapeutics, Inc., filed with the Securities and Exchange Commission on December 16, 2024.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 18, 2025